Exhibit 99.1

Dear Stockholder –

By now you should have received our Notice of the 2015 Annual Stockholders’ Meeting and Proxy Statement (“Proxy Statement”) and as Intel’s Board of Directors we are again asking for your support by voting in accordance with our recommendations on all proposals.

We believe our corporate governance practices and programs are effective and operate for the benefit of our stockholders, and our voting recommendations are one aspect of that work. We are well aware that corporate governance is not a steady-state but instead is always a work-in-progress that requires our continuing review and refreshing of what we do on your behalf. Our early adoption of practices such as a vote on say-on-pay and the use of the majority-vote standard for director elections are examples of our steps taken in that regard. As part of that effort we regularly reach out to our stockholders to ensure that we receive input on their goals and concerns regarding our governance practices, our business and our future.

Based on this feedback, we want to provide you with additional information and insight regarding two matters we take very seriously: attendance and engagement of directors, and exercising appropriate discretion in selecting the Board’s chairman. Here are our thoughts on both of these issues.

(1)	In 2014, the attendance of Mr. John Donahoe fell below expectations of Intel directors. However, it is our strongly held view that Mr. Donahoe should be re-elected. Mr. Donahoe is a valuable member of the Board and our decision to re-nominate him this year was based on our careful evaluation of the circumstances that led to his missing a few meetings last year, his historical track record of attendance, a discussion with him regarding the likelihood of his attendance resuming his normal historical pattern going forward and the unique strengths that he brings to our Board on behalf of stockholders.

(2)

In addition, we have a long history of separating the roles of Chairman and CEO, and the Board has used the discretion stockholders have given us to determine the right leader for the Board in a judicious manner and one that has been highly stockholder focused and has delivered great success within the boardroom and in the leadership of our business overall. We believe that the Board is in the best position to decide whether our Chairman should be an independent director or a non-CEO member of the company’s management team and that different circumstances may warrant different outcomes from time to time. We have had a fully independent Chairman in the past and we have no opposition to having one again in the future. However, we believe our reasonable exercise of discretion on this front historically should give investors comfort in relying on the Board’s judgement to select the right outcome based on the circumstances as they exist at the time of the Board’s decision each year. We ask for your support, in particular, on the re-election of John Donahoe to our Board and for our position on giving the Board discretion to select the right candidate for Chairman going forward.

John Donahoe is an important member our Board and our Compensation, and Corporate Governance and Nominating Committees, and we ask that you vote to re-elect him.

Mr. Donahoe is the President, CEO and director of eBay Inc., a global commerce and payments platform leader, and his expertise has been especially valuable to our new CEO and our leadership team. During his Board service, Mr. Donahoe has provided guidance to our management team on technology and innovation, and has provided important insights on Intel’s global online presence and the online experiences of our customers, which are critical aspects of Intel’s strategy for creating long-term stockholder value. Mr. Donahoe also brings vital technical and brand marketing expertise, as well as over 15 years of senior leadership experience, to our Board.

Based on extenuating and extraordinary business circumstances at eBay Inc., Mr. Donahoe’s attendance was below the 75% level of the 19 Board and Board committee meetings during 2014. 2014 was an extraordinary year for Mr. Donahoe, culminating in a decision to split eBay into two public-traded enterprises. As CEO, Mr. Donahoe was deeply involved in that work and his time in 2014 was constrained on account of that special circumstance. We strive for 100% attendance from members of our Board and have enjoyed consistently high levels of participation. Prior to 2014, Mr. Donahoe had a strong attendance record. Even when events at eBay conflicted with some of Intel’s Board and Board committee meetings in 2014, he was a productive and active Board member and made himself available for ad hoc engagements. Mr. Donahoe’s attendance record in 2015 at formal meetings has already returned to historic levels. We believe it is contrary to the interests of the stockholders and Intel to reject his re-election on account of one year’s special circumstances.

Our Board conducts an annual evaluation of each director, and we would not continue to nominate someone for the position of director if we thought that individual was not doing his or her work as an active and engaged director. Mr. Donahoe brings both unique insight into emerging global technologies that impact our business and is one of the few CEOs of a global company to sit on our Board. His guidance to our management team, his oversight capabilities and his insight are critical skills to our Board and we believe stockholders would be well served by Mr. Donahoe’s re-election.

We believe that it best serves the interests of the stockholders for the Board to retain the flexibility and discretion to determine the right person to serve as our Chairman of the Board based on the circumstances as they evolve over time.

Our Board’s published policy is that the positions of Chairman of the Board and CEO should be held by separate persons and our bylaws require that, when the Chairman is not an independent director, the Board will appoint an independent director to serve as Lead Director. Over the years we have had independent directors and members of the management team as Chairman, with the Board choosing the person that is considered as the best person at the time and based on the existing business circumstances as Chairman. We have a stockholder proposal on the ballot at the upcoming annual meeting that asks us to require an independent director as Chairman. Much of the proponent’s arguments focus on concern over a single individual holding both the Chairman and CEO positions, which is a situation that does not exist at Intel and which would be counter to our years of practice and our stated policy.

Today, nine out of 11 Intel Board members are independent directors and the Board’s policy allows these independent directors to implement the Board leadership structure that they believe is best suited for the Board at any particular time. Andy Bryant, our former Chief Financial Officer and Chief Administrative Officer, is currently our Chairman and his predecessor as Chairman, Jane Shaw, was an independent director. Susan Decker currently serves as our Lead Director, and she has specific authority and responsibility in that position in accord with our published Lead Director Charter. This Charter includes the following key duties:

•	Serve as Chairman of the Executive Committee and as Chairman or co-Chairman of the Corporate Governance and Nominating Committee;

•	Set Board meeting agendas;

•	Call meetings of the non-employee directors;

•	Serve as principal liaison between the non-employee directors and the Chairman on sensitive issues; and

•	Serve as a liaison for consultation and direct communication with stockholders.

We believe as your Board that it best serves the interests of the stockholders for the Board to retain the flexibility and discretion to choose the right person at the time to be our Chairman. The Board does not believe that it or the interests of stockholders suffer on account of having chosen Andy Bryant as Chairman. When the time comes to choose Mr. Bryant’s successor we will, as always, act with the goal of advancing the interests of the stockholders and the company as our foremost tasks. We ask you to support your Board in continuing to use its reasonable judgment and discretion on this question going forward.

For the foregoing reasons, we urge you to vote FOR the election of John J. Donahoe, AGAINST the proposal that Intel adopt a policy that the Chairman of the

Board be an independent director, and on all other matters as recommended by the Board in the Proxy Statement. Thank you for your consideration of our perspective on these matters.

Sincerely yours,

Andy D. Bryant	Susan L. Decker
Chairman of the Board	Independent Lead Director of the Board